EXHIBIT 10.22


                              EMPLOYMENT AGREEMENT

     THIS AGREEMENT made to have effect the 12th day of September 2001.

BETWEEN:

          MOBILE DATA SOLUTIONS INC., a Canadian corporation having offices at 10271 Shellbridge Way, Richmond, B.C. V6X 2W8

          (the "Company")

AND:

          Walter J. Beisheim, a businessman, residing at 675 Belden Court, Los Altos, CA. 94022

          (the "Executive")

     WHEREAS the Company wishes to employ the Executive and the Executive is willing to accept such employment upon the terms and conditions set forth in this Agreement;

     WHEREAS, the Company is in the business (the "Business") of developing, marketing and implementing mobile workforce management systems.

     NOW THEREFORE in consideration of the premises and the mutual covenants and agreements herein set forth the parties hereto mutually covenant and agree as follows:

1.   EMPLOYMENT

1.1 The Company hereby employs the Executive to be the Senior Vice President Worldwide Sales and Marketing of the Company and the Executive hereby accepts such employment. The Executive shall report to the President and Chief Executive Officer of the Company and shall perform all duties and have all authority incident to the position of Senior Vice President of the Company, as further described in the attached Schedule A, and such additional duties as he may from time to time be reasonably required to perform, including without limitation serving as the Senior Vice President Worldwide Sales and Marketing of other companies within the MDSI group of companies, including MDSI Mobile Data Solutions Inc., and such additional authority as he may from time to time be given, by the President and Chief Executive Officer.

1.2 The Executive shall perform his duties out of the Richmond, British Columbia office of the Company or out of such other offices in Lower Mainland area of British Columbia which the Company shall establish and designate as its Vancouver offices from time to time. The Executive's duties will involve extensive domestic and international travel.


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2.   EXCLUSIVE SERVICE

2.1 Except as expressly provided the Executive shall, during his employment with the Company, devote his entire attention on a full-time basis to the business of the Company. Provided he obtains the prior written approval of the President and Chief Executive Officer the Executive may, during his employment with the Company undertake work as a director or consultant to any other company, firm or individual that is not in competition with the Company.

3.   SALARY AND BONUSES

3.1 The Company shall pay the Executive an annual base salary ("Base Salary") of C$220,000 gross payable bi-monthly.

3.2 An annual incentive plan details of which will be worked out between yourself and the CEO that will provide additional earning potential based upon the achievement of predetermined sales targets and/or corporate earnings details to be worked out between yourself and the CEO prior to July 1, 2002.

3.3 All payment of salary shall be subject to deduction of all applicable deductions required at law or made pursuant to this Agreement.

4.   EXPENSES

4.1 The Company shall provide to the Executive the following expenses, equipment and allowances:

     i) reimbursement for all reasonable and necessary expenses incurred by the Executive in the conduct of the business of the Company in accordance with travel and expense policies established by the Company from time to time; and

     ii) appropriate hardware/software, including cell phone and a portable computer selected by the Company to permit the Executive to operate effectively while away from the office or at home and associated costs.

5.   STOCK OPTIONS

5.1 The Executive shall be entitled to participate in the Employee Stock Purchase Plan as established by the Company and amended from time to time. A copy of that Plan has been supplied to the Executive who acknowledges its receipt.

5.2 In addition, the Company will grant the Executive an option to purchase 15,000 common shares in the capital of the Company at an exercise price equal to closing price of Company shares


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                                      -3-


on the TSE on June 24, 2002. The option to purchase the first one-quarter of these shares shall vest upon the first anniversary date of the date of the grant and thereafter, the balance shall vest pro rata over a period of 36 months commencing one month after the first anniversary date of the date of employment.

5.3 The stock options granted are made in accordance with the Company's Stock Option Plan ("the Plan") as amended from time to time by the Company. Notwithstanding the provisions in the Plan regarding accelerated vesting in the event of a Change of Control (as defined in the Plan) or Terminating Event (as defined in the Plan), in the event that a Change of Control or Terminating Event occurs only those Stock Options that would have ordinarily vested to the Executive over the next twelve months had such change or event not occurred shall become immediately vested and exercisable in accordance with Section 11 of the Plan. Further in the event of a Change of Control or Terminating Event and the successor entity or new control person(s) of the Company does not:

     i) grant substitute stock options under an existing plan which replaces or assumes the remaining balance of the unvested Stock Options previously granted; or

     ii) establish a new or successor stock option plan and issue new options under such plan to replace the remaining balance of the unvested Stock Options previously granted;

then the remaining balance of such Stock Options shall immediately vest and become exercisable.

The terms of granting of these options and the terms and conditions of exercising are set forth in the Stock Option Plan itself.

5.4 Stock options which have vested may be exercised at any time up to five years from the date of grant. Those stock options which have not vested by the date of termination of the Executive's employment with the Company shall expire automatically as of that date. Upon termination of his employment by resignation, the Executive shall have a period of thirty (30) days in which to exercise vested share purchase options, failing which those options shall expire automatically.

6.   VACATION

6.1 The Executive shall be entitled to four (4) weeks vacation per annum commencing 2003 and prorated for the year 2002.

7.   BENEFITS

7.1 The Executive shall receive those benefits (including medical, extended health, dental, short and long term disability, life insurance and family assistance) that are provided to Canadian based


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employees in the Company Employee Benefit Program (the "Program") in effect upon the Executive's employment date as that Program may be modified from time to time. A copy of the Program has been supplied to the Executive who acknowledges its receipt.

8.   SICK LEAVE

8.1 If the Executive shall, at any time, by reason of illness or mental or physical disability, be incapacitated from carrying out the terms of this Agreement, he shall furnish the Company with medical evidence to prove such incapacity and the cause thereof, and shall receive his full salary until short and long term disability benefits begin.

9.   CONFIDENTIAL INFORMATION

9.1 The Executive acknowledges that as an officer of the Company, he holds a fiduciary position and owes to the Company a duty of utmost loyalty and good faith. The Executive agrees to serve the Company well and faithfully and to the best of his ability, and to use his best efforts to promote its interests.

9.2 The Executive recognizes that the Company's Business and continued success depend upon the use and protection of proprietary and confidential business information and that in the exercise of his duties with the Company he will develop and receive information which is proprietary and/or confidential to the Company and its current or future subsidiaries and affiliates which information may include but shall not be limited to: intellectual property; know-how; trade secrets and processes; product specifications; methods of doing business; information with respect to the Company's organization; information with respect to the Company's financial affairs and business plans; information with respect to the Company's pricing policies; sales and marketing plans; information concerning the development of new products and services; information concerning any personnel of the Company (including, without limitation, skills and compensation information); information with respect to the identity and special needs of the Company's customers; and technical and non-technical data related to software programs, designs, specifications, compilations, inventions, improvements, methods, processes, procedures and techniques (the "Confidential Information").

9.3 The Executive agrees that he shall not disclose the Confidential Information (either during the continuance of his employment hereunder or any time thereafter) to any third parties except as required in the normal course of business and shall not use the Confidential Information (either during the continuance of his employment hereunder or any time thereafter) for his own purposes, or any purposes other than those of the Company. Executive's obligation under this Agreement is in addition to any obligations Executive has under provincial or federal law. The Executive further agrees in consideration for his continued employment by the Company to execute such further and other agreements concerning the secrecy of the affairs of the Company or any companies with which the Company is affiliated or associated as the Company shall reasonably request. Executive


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                                      -5-


agrees to deliver to the Company immediately upon termination of Executive's employment, or at any time the Company so requests, all tangible items containing any Confidential Information (including, without limitation, all memoranda, photographs, records, reports, manuals, drawings, blueprints, prototypes, notes taken by or provided to Executive, and any other documents or items of a confidential nature belonging to the Company), together with all copies of such material in Executive's possession or control. Executive agrees that in the course of his employment with the Company, Executive will not violate in any way the rights that any entity has with regard to trade secrets or proprietary or confidential information. Executive's obligations under this
Section 9 are indefinite in term and shall survive the termination of this Agreement.

9.4 Information shall not be considered as confidential if at the time of disclosure by the Executive it is generally known to the public or after disclosure by the Executive it becomes known to the public through no violation of this Agreement or is disclosed to the Executive by a third party that it is not under an obligation to maintain the confidentiality of the information.

10.  NON COMPETITION

10.1 The Company and the Executive specifically agree that during Executive's employment by the Company and for a period expiring two (2) years after the termination of Executive's employment for any reason, Executive covenants and agrees the he will not:

     i) Directly, indirectly, or otherwise, own, manage, operate, control, serve as a consultant to, be employed by, participate in, or be connected, in any manner, with the ownership, management, operation or control of any business that competes with the Business or that competes with the Company or any of its affiliates or that is engaged in any type of business which, at any time during Executive's employment with the Company, the Company or any of its affiliates planned to develop.

     ii) Hire, offer to hire, entice away or in any other manner persuade or attempt to persuade any officer, Executive or agent of the Company or any of its affiliates to alter or discontinue a relationship with the Company or to do any act that is inconsistent with the interests of the Company or any of its affiliates;

     iii) Directly or indirectly solicit, divert, take away or attempt to solicit, divert or take away any customers of the Company or any of its affiliates; or

     iv) Directly or indirectly solicit, divert, or in any other manner persuade or attempt to persuade any supplier of the Company or any of its affiliates to alter or discontinue its relationship with the Company or any of its affiliates.


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10.2 For the purposes of this Section 10,  businesses that are deemed to compete with the Company include, without limitation, businesses engaged in the developing, marketing and implementing mobile workforce management systems. Due to the nature and extent of the Business of the Company, the market for the Company's products, the technologies with which the Company is involved and the
fact  that  the  Company  does  business  on  a  global  basis,   the  Executive
acknowledges and agrees the geographic scope of the prohibitions in this Section 10 shall be the World. Notwithstanding Executive's obligations under this
Section 10, Executive will be entitled to own, as a passive investor, up to five percent (5%) of any publicly traded company without violating this provision.

10.3 The Executive and the Company agree that: Section 10 does not impose an undue hardship on the Executive and is not injurious to the public; that this provision is necessary to protect the business of the Company and its affiliates; the nature of the Executive's responsibilities with the Company under this Agreement require the Executive to have access to confidential information which is valuable and confidential to all of the Business; the scope of this Section 10 is reasonable in terms of length of time and geographic scope; and adequate consideration supports this Section 10, including consideration herein.

11.  OWNERSHIP AND USE OF WORK PRODUCTS

11.1 The Executive agrees that any work products produced by the Executive in the course of his employment with the Company whether developed solely by the Executive or jointly with any other party (the "Work Product") shall be the sole and exclusive property of the Company.

11.2 The Company acknowledges that general knowledge and experience including general techniques, algorithms, methods and formulae not developed for the Company's specific application or work gained by the Executive prior to or in the course of his association with the Company, may be used by the Executive at any time prior to, during or subsequent to his association with the Company, unless a specific agreement to the contrary is entered into by the Executive and the Company, as long as the Executive is not in breach of his covenants of non-competition contained herein.

11.3 At any and all times, either during or after termination of the Executive's employment with the Company, the Executive will promptly, on the request of the Company, perform all such acts and execute and deliver all such documents that may be necessary to vest in the Company the entire right, title and interest in and to any such Work Product. Should any services be rendered after termination of his association with the Company a reasonable compensation will be paid to the Executive upon a per diem basis in addition to reasonable travelling and accommodation expenses incurred as a result of rendering such services.

11.4 The Executive hereby assigns to the Company any rights the Executive may have or acquire in the Work Product and waives all claims whatsoever with respect to the Work Product including


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any moral rights which he may have or acquire in the Work Product or to its use, including the right to restrain or claim damages for any distortion, mutilation or other modification of the Work Product or any part thereof whatsoever, or to restrain use or reproduction of the Work Product in any context, or in connection with any product or service.

12.  INVENTIONS AND PATENTS

12.1 For purposes of this Agreement, "Inventions" includes, without limitation, information, inventions, contributions, improvements, ideas, or discoveries, whether protectable or not, and whether or not conceived or made during work hours. The Executive agrees that all Inventions conceived or made by the Executive during the period of employment with the Company belong to the Company, provided they grow out of Executive's work with the Company or are related in some manner to the Business, including, without limitation, research and product development, and projected business of the Company or its affiliated companies. Accordingly, the Executive will:

     (i) Make adequate written records of such Inventions, which records will be the Company's property;

     (ii) Assign to the Company, at its request, any rights the Executive may have to such Inventions for the U.S. and all foreign countries;

     (iii) Waive and agree not to assert any moral rights the Executive may have or acquire in any Inventions and agree to provide written waivers from time to time as requested by the Company; and

     (iv) Assist the Company (at the Company's expense) in obtaining and maintaining patents or copyright registrations with respect to such Inventions.

12.2 The Executive understands and agrees that the Company or its designee will determine, in its sole and absolute discretion, whether an application for patent will be filed on any Invention that is the exclusive property of the Company, as set forth above, and whether such an application will be abandoned prior to issuance of a patent.

12.3 The Executive further agrees that he will promptly disclose in writing to the Company during the term of Executive's employment and for one (1) year thereafter, all Inventions whether developed during the time of such employment or thereafter (whether or not the Company has rights in such Inventions) so that the Executive's rights and the Company's rights in such Inventions can be determined. Except as set forth on the initialed Schedule B (List of Inventions) to this Agreement, if any, the Executive represents and warrants that the Executive has no Inventions, software, writings or other works of authorship useful to the Company in the normal course of the Business, which were conceived, made or written prior to the date of this Agreement and which are excluded from the operation of this Agreement


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13.  REMEDIES

13.1 The Executive agrees that Executive's violation of any of Sections 9, 10, 11 or 12 of this Agreement would cause the Company irreparable harm which would not be adequately compensated by monetary damages and that an injunction may be granted by any court or courts having jurisdiction, restraining the Executive from violation of the terms of this Agreement, upon any breach or threatened breach of the Executive of the obligations set forth in any of Sections 9, 10, 11 or 12. The preceding sentence shall not be construed to limit the Company from any other relief or damages to which it may be entitled as a result of the Executive's breach of any provision of this Agreement, including Sections 9, 10, 11 or 12. The Executive also agrees that a violation of any of Sections 9, 10, 11 or 12 would entitle the Company, in addition to all other remedies available at law or equity, to recover from the Executive any and all funds, including, without limitation, wages and salary, which will be held by the Executive in constructive trust for the Company, received by the Executive in connection with such violation.

14.  TERMINATION OF EMPLOYMENT

14.1 The Executive's employment may be terminated at any time by the Company without previous notice and without payment in lieu of notice for cause which, for the purposes of this agreement shall include but not be limited to:

     i) dishonesty in the course of the discharge of his duties as an employee;

     ii) gross negligence or repetitive negligence committed without regard to corrective direction in the course of the discharge of his duties as an employee;

     iii) conviction of any criminal offence other than an offence which, in the reasonable opinion of the Company does not affect the reputation of the Company or the Executive's position as a representative of the Company;

     iv)  becoming bankrupt or insolvent;

     v) any incapacity, other than an illness or disability, which renders the Executive incapable of continuing his employment for a period of three
          (3) months or longer.

14.2 The Executive shall be entitled to terminate his employment with the Company, at will, at any time by giving notice in writing to the Company of not less than four weeks unless otherwise agreed to in writing by the parties. In the event the Executive terminates his employment within the first 12 months, he will not be entitled to any additional vacation pay and thereafter, the Executive


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shall be entitled to receive an amount equal to his annual accrued vacation pay, less any vacation days actual taken by the Executive during the then-current year.

14.3 The Company may terminate the employment of the Executive at will and without cause at any time upon giving notice in writing to the Executive of not less than twelve (12) months or payment in lieu thereof. The Executive acknowledges and agrees that he shall not be entitled to any other severance or termination package in connection with his employment whatsoever. In the event the Executive is terminated in accordance with this Section 14.3, the Company shall also pay to him any current year accrued vacation standing to his credit.

15.  RESIGNATION AND INDEMNITY

15.1 Upon termination of this Agreement, the Executive will tender to the Company, and their associated companies, his resignation as an officer and if applicable, his resignation as a director.

15.2 Subject to the Canada Business Corporations Act, as amended from time to time (the "Act"), the Company hereby indemnifies the Executive, his heirs, executors administrators and personal representatives (collectively, the "Indemnitees") and save the Indemnitees harmless against all costs, charges and expenses actually and reasonably incurred by the Indemnities in law, in equity or under any statute or regulation, in connection with any civil, criminal, or administrative claim, action, proceeding or investigation to which the Indemnitees are made a party or in which they are otherwise involved as a witness or other participant by reason of the Executive being or having been a Director or officer of the Company or its affiliated or associated companies, including any action brought by the Company or companies, if:

     i) the Executive acted honestly and in good faith with a view to the best interests of the Company or companies; and

     ii) in the case of a criminal or administrative claim, action, proceeding or investigation, the Executive had reasonable grounds for believing that his conduct was lawful.

15.3 Without limiting the generality of the foregoing of Section 15.2 the costs, charges and expenses against which the Company will indemnify the Indemnitees include:

     i) any and all fees, costs and expenses actually and reasonably incurred by the Indemnitees in investigating, preparing for, defending against, providing evidence in, producing documents or taking any other action in connection with any commenced or threatened action, proceeding or investigation, including reasonable legal fees and disbursements, travel, and lodging costs;

     ii) any amounts reasonably paid in settlement of any action, proceeding or investigation;


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     iii) any amounts paid to satisfy a judgement or penalty, including interest and costs; and

     iv) all costs charges and expenses reasonably incurred by the Indemnitees in establishing their right to be indemnified pursuant to this Agreement.

15.4 If the Indemnitees or any one of them are required to include in their income, or in the income of the estate of the Executive, any payment made under this Section 15 for the purpose of determining income tax payable by the Indemnitees or any of them or the estate, the Company shall pay an amount by way of indemnity that will fully indemnify the Indemnitees or estate for the amount of all liabilities described in Section 15.2 and Section 15.3 and all income taxes payable as a result of the receipt of the indemnity payment.

15.5 Upon receipt of a written request by the Indemnitees for indemnification under this Agreement (an "Indemnification Notice"), the Company will forthwith apply to the Supreme Court of British Columbia for approval of the requested indemnification, will diligently proceed to obtain such approval and will take all other steps necessary to provide the requested indemnification as soon as practicable following receipt of the Indemnification Notice.

15.6 Any failure by the Executive in his capacity as a director or officer of the Company to comply with the provisions of the Act or the Memorandum, Articles or Bylaws of the Company will not invalidate any indemnity to which he is entitled under this Agreement.

16.  RETURN OF PROPERTY

16.1 In the event of termination of this Agreement, the Company agrees to pay the Executive all arrears of compensation, and all out of pocket expenses owing, up to and including the effective date of termination, upon receipt from the Executive of (and the Executive agrees to deliver to the Company);

     i) any property of the Company which may be in the possession or control of the Executive; and

     ii)  the repayment of any sums owed by the Executive to the Company.

17.  SURVIVAL

17.1 Notwithstanding the termination of this Agreement for any reason whatsoever the provisions of Sections 9, 10, 11, 12 and 15 hereof and any other provisions of this Agreement necessary to give efficacy thereto shall continue in full force and effect following such termination.


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18.  NOTICE

18.1 Any notice or other communication (each a "Communication") to be given in connection with this Agreement shall be given in writing and may be given by personal delivery, by registered mail or by telecopier, addressed as follows:

TO:     Mobile Data Solutions Inc.
        Suite 1300
        One Pierce Place
        Itasca, Illinois, 60143
        Attn:    President and COO
        Phone:   630-875-2800
        Fax:     630-775-1552

        AND TO: Walter J. Beisheim
                675 Belden Court
                Los Altos, CA 94022

                Phone: 650-949-4084
                Fax:     ___________

or at such other address or telecopier number as shall have been designated by Communication by either party to the other. Any Communication shall be conclusively deemed to be received, if given by personal delivery, on the date and at the time of actual delivery thereof and, if given by registered mail, on the fifth day following the date of mailing, if given by telecopier, on the business day following the transmittal thereof. If the party giving any Communication knows or ought reasonably to know of any actual or threatened interruptions of the mails, such Communication shall not be sent by mail but shall be given by personal delivery or telecopier.

19.  ENTIRE AGREEMENT

19.1 Any other previous agreements, written or oral, between the parties hereto relating to the employment of the Executive by the Company are hereby terminated and cancelled and each of the parties hereto hereby releases and forever discharges the other party hereto of and from all manner of actions, causes and demands whatsoever under or in respect of any such agreement. This Agreement, together with the Plans and Programmes which are by reference expressly incorporated into it, constitutes and expresses the whole agreement of the parties hereto with reference to the employment of the Executive by the Company, and with reference to any of the matters or things herein provided for, or herein before discussed or mentioned with reference to such employment; all promises, representations, and understandings relative thereto being merged herein.


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20.  AMENDMENTS AND WAIVERS

20.1 No amendment to this Agreement shall be valid or binding unless set forth in writing and duly executed by both of the parties hereto. No waiver or any breach of any by the party purporting to give the same and, unless otherwise provided in the written and signed waiver, shall be limited to the specific breach waived.

21.  BENEFITS OF AGREEMENT

21.1 The provisions of this Agreement shall enure to the benefit of and be binding upon the legal representatives of the Executive and the successors and assigns of the Company respectively.

22.  SEVERABILITY

22.1 If any provision of this Agreement or compliance by any of the parties with any provision of this Agreement constitutes a violation of any law, or is or becomes unenforceable or void, then such provision, to the extent only that it is in violation of law, unenforceable or void, shall be deemed modified to the extent necessary so that it is no longer in violation of law, unenforceable or void, and such provision will be enforced to the fullest extent permitted by law. If such modification is not possible, said provision, to the extent that it is in violation of law, unenforceable or void, shall be deemed severable from the remaining provisions of this Agreement, which provisions will remain binding on the parties. The Executive hereby agrees that all restrictions herein are reasonable and valid and all defenses to the strict enforcement thereof by the Company are hereby waived by the Executive.

23.  GOVERNING LAW

23.1 This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia. The Company and the Executive hereby irrevocably attorn to the jurisdiction of the courts of the Province of British Columbia, exclusively.

24.  COPY OF AGREEMENT

24.1 The Executive hereby acknowledges receipt of a copy of this Agreement duly signed by the Company.

IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first above written:

SIGNED, SEALED AND DELIVERED by     )
Walter J. Beisheim                  )
in the presence of:                 )
                                    )
----------------------------        )  /s/ Walter J. Beisheim
Witness                             ---------------------------------------
                                    ) Walter J. Beisheim
----------------------------        )
Address                             )
                                    )
----------------------------        )
Occupation                          )


MOBILE DATA SOLUTIONS INC.


Per:   /s/ Ron Toffolo
       ---------------------------
       Authorized Signatory

                                  Schedule "A"

        Job Description: Sr. Vice President Worldwide Sales and Marketing

Purpose:

To establish short-term and long-range objectives, plans and policies subject to the approval of the President and Chief Executive Officer. To direct all aspect of the Company's Sales and Marketing strategies.

Duties and Responsibilities:

Develop corporate goals, objectives and strategies for the Company's Sales and Marketing strategies in accordance with direction from the Company. Directs and coordinates Company's Sales and Marketing staff so that their activities are carried out in an integrated manner consistent with the overall corporate objective.

Assist in the development of corporate policies in conjunction with Company's executive team.

Establishes accountability and authority for subordinate executives and monitors their performance in execution of business plans, financial results and organizational objectives. Take corrective action as required.

Implements on a continuous basis an organizational structure and staffing plan that meets the on-going needs of the Company.

Represents the Company in important external business relationships with major clients, strategic partners and financial community as directed by the Company from time to time.

The above outlines essential responsibilities and activities and is not intended to be an exhaustive list. Depending on Company's requirements other duties may be assigned.

                                  Schedule "B"

                               LIST OF INVENTIONS

                                      None